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                                                                    EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Star+Globe Technologies Pte. Ltd.
Singapore

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2000 relating to the consolidated financial statements of Star+Globe Technologies Pte. Ltd., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 8, 2000, relating to the consolidated financial statements of Star+Globe Technologies Pte. Ltd. appearing in LanguageWare.net (Company) Ltd.'s Current Report on Form 8-K as filed with the SEC as amended on March 29, 2000.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO International


Singapore
June 21, 2000